                    FINAL TERMS NO. 1702 DATED 14 AUGUST 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2009,
          CURRENTLY TOTALING A$$2,051,128,000.00 (A$ $3,284,466,000.00
                              INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                                Queensland Treasury Corporation

    (ii)  Guarantor:                             The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                        2009
                                                 (to be consolidated and form a single series with QTC 6%
                                                 Global A$ Bonds due 14 July, 2009, ISIN US748305BB44)

3.        Specific Currency or Currencies:       AUD ("A$")

4.  (i)   Issue price:                           99.435%

    (ii)  Dealers' fees and commissions          No fee or commission is payable in respect of the issue
          paid by Issuer:                        of the bond(s) described in these final terms

                                                 (which will constitute a "pricing supplement" for
                                                 purposes of any offers or sales in the United States or
                                                 to U.S. persons). Instead, QTC pays fees and commissions
                                                 in accordance with the procedure described in the QTC
                                                 Offshore and Onshore Fixed Interest Distribution Group
                                                 Operational Guidelines.

5.        Specified Denominations:               A$1,000

6.  (i)   Issue Date:                            16 August 2007

    (ii)  Record Date:                           6 January/6 July. Security will be ex-interest on and
                                                 from 7 January/7 July.

    (iii) Interest Payment Dates:                14 January/14 July

7.        Maturity Date:                         14 July 2009

8.        Interest Basis:                        6 per cent Fixed Rate

9.        Redemption/Payment Basis:              Redemption at par

10.       Change of Interest Basis or            Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                   Senior and rank pari passu with other senior, unsecured
                                                 debt obligations of QTC

    (ii)  Status of the Guarantee:               Senior and ranks pari passu with all its other
                                                 unsecured obligations

12.       Method of distribution:                Non-syndicated

                            PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:                   6 percent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):              14 January and 14 July in each year up to and including
                                                 the Maturity Date

    (iii) Fixed Coupon Amount(s):                A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):                 Not Applicable

    (v)   Other terms relating to the            None

          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:               A$1,000 per bond of A$1,000 Specified Denomination
                                                 (N.B. If the Final Redemption Amount is different from
                                                 100% of the nominal value the Notes will be derivative
                                                 securities for the purposes of the Prospectus Directive
                                                 and the requirements of Annex XII to the Prospectus
                                                 Directive Regulation will apply and the Issuer will
                                                 prepare and publish a supplement to the prospectus
                                                 supplement)

15.       Early Redemption Amount(s) payable     Not Applicable
          on redemption for taxation reasons
          or on event of default and/or the
          method of calculating the same:

                               GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                         Permanent Global Note not exchangeable for Definitive
                                                 Bonds

17.       Additional Financial Centre(s) or      Not Applicable
          other special provisions relating to
          Payment Dates:

18.       Talons for future Coupons or           No
          Receipts to be attached to
          Definitive Bonds (and dates on which
          such Talons mature):

19.       Other terms or special conditions:     Not Applicable

                                              DISTRIBUTION

20. (i)   If syndicated, names and addresses     Not Applicable
          of Managers and underwriting
          commitments:

    (ii)  Date of Dealer Agreement:              14 August 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if any):       Not Applicable

21.       If non-syndicated, name and            Australian and New Zealand Banking Group Ltd
          address of relevant                    530 Collins Street

          Dealer:                                Melbourne VIC 3000

22.       Whether TEFRA D or TEFRA C rules       TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Additional selling restrictions:       Not Applicable

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.        LISTING AND ADMISSION TO TRADING

    (i)   Listing:                               Bourse de Luxembourg.

    (ii)  Admission to trading:                  Application has been made for the bonds to be admitted
                                                 to trading on the regulated market of the Bourse de
                                                 Luxembourg with effect from the Issue Date.

2.        RATINGS
          Ratings:                               The bonds to be issued have been rated:

                                                 S&P:       AAA
                                                 Moody's:   Aaa

                                                 An obligation rated 'AAA' by S&P has the highest credit
                                                 rating assigned by Standard & Poor's. The obligor's
                                                 capacity to meet its financial commitment on the
                                                 obligation is extremely strong.

                                                 Obligations rated Aaa by Moody's are judged to be of
                                                 the highest quality with minimal

                                                 credit risk.

                                                 A credit rating is not a recommendation to buy, sell or
                                                 hold securities and may be revised or withdrawn by the
                                                 rating agency at any time. Each rating should be
                                                 evaluated independently of any other rating.

3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:                 See "Use of Proceeds" section in the prospectus
                                                 supplement.

    (ii)  Estimated net proceeds:                Not Applicable.

    (iii) Estimated total expenses:              Not Applicable.

5.        YIELD
          Indication of yield:                   6.62%

                                                 Calculated as 7 basis points less than the yield on the
                                                 equivalent A$ Domestic Bond issued by the Issuer under
                                                 its Domestic A$ Bond Facility on the Trade Date.

                                                 The yield is calculated on the Trade Date on the basis
                                                 of the Issue Price. It is not an indication of future
                                                 yield.

6.        OPERATIONAL INFORMATION

    (i)   ISIN Code:                             US748305BB44

    (ii)  Common Code:                           008568618

    (iii) CUSIP Code:                            748305BB4

    (iv)  Any clearing system(s) other than      Not Applicable
          Depositary Trust Company, Euroclear
          Bank S.A./N.V. and Clearstream
          Banking, societe anonyme and the
          relevant identification number(s):

    (v)   Delivery:                              Delivery free of payment

    (vi)  Names and addresses of additional      Not Applicable
          Paying Agent(s) (if any):